Exhibit 99.9

Execution Copy

SHARE PURCHASE AGREEMENT

by and between

GLENCORE AG

and

RYFOLD LIMITED

September 14, 2017

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of September 14, 2017 (the “Effective Date”), by and between Glencore AG, a company organized under the laws of Switzerland (“Seller”), and Ryfold Limited, a company organized under the laws of Jersey (“Purchaser” and together with Seller, the “Parties” and each, a “Party”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Framework Agreement (defined below).

RECITALS

WHEREAS, Seller owns all of the outstanding share capital of Givolon Limited (the “Givolon Shares”), a company duly organized under the laws of Jersey (“Givolon”);

WHEREAS, Seller proposes to sell and Purchaser has agreed to purchase the Givolon Shares; and

WHEREAS, Purchaser is party to a Framework Agreement, dated as of the date hereof (the “Framework Agreement”), among Seller, Givolon and Purchaser, under which the parties thereto have entered into and are entering into certain agreements in order to facilitate the Financing contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties do hereby agree as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

Section 1.1           Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (defined below), and Purchaser shall purchase and acquire from Seller, the Givolon Shares, for the Purchase Price specified in Section 1.2.

Section 1.2           Purchase Price. The aggregate purchase price for the Givolon Shares shall be US$100 (the “Purchase Price”).

Section 1.3           Closing.

(a)          The closing of the sale and purchase of the Givolon Shares contemplated hereunder (the “Closing”) shall take place on the Effective Date simultaneously with the execution and delivery of this Agreement.

(b)          At the Closing, as unconditional obligations of each Party to the other Party hereunder:

(i)          Seller shall deliver to Purchaser the Givolon Shares by delivery to Purchaser of (x) the certificate or certificates representing the Givolon Shares (if any) and (y) one or more executed stock powers or other instruments of assignment; and

(ii)         Purchaser shall deliver the Purchase Price to Seller by check or wire transfer to the account provided by Seller.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1           Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the date hereof, that:

(a)          it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has the full corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby;

(b)          the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

(c)          this Agreement has been duly executed and delivered and constitutes its legal, valid, and binding obligations enforceable against it in accordance with the terms of this Agreement;

(d)          the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate (A) any law or any governmental rule or regulation applicable to it, in any material respect, (B) memorandum and articles of incorporation, bylaws or other charter or organizational documents, or (C) any material order, judgment or decree of any court, governmental body or administrative or other agency having jurisdiction over it; or (ii) conflict with, result in a breach of or constitute a default under any contract or agreement to which it is a party or by which it is bound;

(e)          no consent, approval or authorization of or from any third party, including any governmental entity, whether prescribed by law, regulation, contract or agreement, is required in order for its execution or delivery of this Agreement to be effective, except for such filings with the U.S. Securities and Exchange Commission as may be required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended; and

(f)          there is no action, suit, proceeding, inquiry or investigation before or by any governmental entity or any self-regulatory organization or body pending or, to its knowledge, threatened against or affecting it that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any other agreements, instruments and documents executed and delivered or to be executed and delivered by it in connection with this Agreement.

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Section 2.2           Additional Representations and Warranties of Seller. Seller additionally represents and warrants to Purchaser, as of the date hereof, that:

(a)          Title to the Givolon Shares. Seller owns of record and beneficially the Givolon Shares, free and clear of all charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, preemptive right, right of first refusal, or restriction of any kind (collectively, “Encumbrances”), with full right and lawful authority to transfer the Givolon Shares to Purchaser. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Givolon Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Givolon Shares.

(b)          No Pending Litigation. To Seller’s actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Givolon Shares.

Section 2.3           Additional Representations and Warranties of Purchaser. Purchaser additionally represents and warrants to Seller, as of the date hereof, that:

(a)          Exemption from Registration. Purchaser acknowledges and understands that Seller sold the Specified Shares to Givolon and indirectly is selling the Specified Shares to Purchaser pursuant to an exemption from the registration requirements of Section 5 under the Securities Act of 1933, as amended (the “Securities Act”).

(b)          Investment Intent. Purchaser is acquiring indirect interest in the Specified Shares solely for its own account for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act, and acknowledges and understands that the Specified Shares may not be sold or otherwise transferred by or for the account of Purchaser without registration under the Securities Act, except for sales or other transfers pursuant to valid exemptions from such registration requirements.

(c)          Resale Restrictions. Purchaser acknowledges and understands that the Specified Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the Specified Shares are registered under the Securities Act or an exemption therefrom is available, and that hedging transactions may not be conducted unless in compliance with the Securities Act.

(d)          Non-U.S. Person. Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act, and in particular, Purchaser is a company organized under the laws of Jersey and is wholly owned by a company organized in a jurisdiction outside the United States, and is indirectly acquiring the Specified Shares for its own account and not for the account or benefit of a U.S. person.

Section 2.4           Survival of Representations and Warranties. The respective representations and warranties of Seller and Purchaser set forth in this Agreement shall survive delivery of and payment for the Givolon Shares.

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ARTICLE 3
COVENANTS OF THE PARTIES

Section 3.1           Confidentiality. Each Party agrees to maintain in confidence, and to cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use for any purpose, any written, oral, or other information obtained in confidence from the other Party in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing shall not apply to information: (a) that is already known to the receiving party or to others not bound by a duty of confidentiality, (b) that becomes publicly available through no fault of the receiving party, or (c) the disclosure of which is required pursuant to applicable law (including pursuant to subpoena, court order or similar instruments issued by any court or regulatory body).

Section 3.2           Resale Restrictions. Purchaser agrees (a) to resell its interest in the Specified Shares only (x) in accordance with the provisions of Regulation S under the Securities Act, which provide for certain sales outside the United States or to non-U.S. persons or accounts, (y) pursuant to registration under the Securities Act, or (z) pursuant to an available exemption from registration; and (b) not to engage in hedging transactions with regard to the Specified Shares unless in compliance with the Securities Act.

Section 3.3           Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

ARTICLE 4
GENERAL PROVISIONS

Section 4.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.1):

If to Seller:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar, Switzerland

Attn: Treasury

Telephone: +41-41-709-2000

Facsimile: +41-41-709-3000

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If to Purchaser:

Ryfold Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

Section 4.2           Exclusive Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties consider that damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

Section 4.3           Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Section 4.4           Submission to Jurisdiction. The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

Section 4.5           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.6           Amendment and Modification; Waiver. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by each Party, and no waiver of any provision of or rights under this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any subsequent breach, and the failure by any Party to enforce any provision of this Agreement or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

Section 4.7           Successors and Assigns. Except as otherwise provided herein, neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. Any purported assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

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Section 4.8           Entire Agreement. This Agreement, together with the Framework Agreement made and entered into as of the date hereof between the Parties and any other parties thereto from time to time and the other Implementing Agreements provided for therein, supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 4.9           No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 4.10         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 4.11         Interpretation; Headings. This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

GLENCORE AG:

By:	/s/ Stephan Huber
	Name:	Stephan Huber
	Title:	Officer

By:	/s/ Alicia Wright
	Name:	Alicia Wright
	Title:	Officer

RYFOLD LIMITED:

By:	/s/ Brendan Dowling
	Name:	Brendan Dowling
	Title:	Director

[Signature Page to Givolon Share Purchase Agreement]